BROOKLYN RENAISSANCE PLAZA

                               PROJECT #: 2271400

                               TRADE CODE #: 15050

                          KSW MECHANICAL SERVICES, INC.
                                    H.V.A.C.
                                   SUBCONTRACT


CONSTRUCTION MANAGER:                     MORSE DIESEL INTERNATIONAL, INC.
                                          408 JAY STREET - 5TH FLOOR
                                           BROOKLYN, NY  11201
                                           PROJECT FIELD OFFICE
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                                    I N D E X

                                                                       PAGE

ARTICLE 1.       Subcontract Price; Scope of the Work                   1
ARTICLE 2.       Certain Obligations of the Subcontractor to
                 the Construction Manager and Architect                 2
ARTICLE 3.       Terms of Payment                                       3
ARTICLE 4.       Scheduling                                             5
ARTICLE 5.       Progress                                               7
ARTICLE 6.       Timing                                                 7
ARTICLE 7.       Bonds                                                  8
ARTICLE 8.       Sub-Subcontracts and Purchase Orders                   9
ARTICLE 9.       Certain Warranties and Guarantees                      9
ARTICLE 10.      Insurance                                             10
ARTICLE 11.      Default                                               11
ARTICLE 12.      No Waiver Except in Writing                           13
ARTICLE 13.      Merger                                                13
ARTICLE 14.      Amendments                                            13
ARTICLE 15.      Additional Terms and Conditions                       13
ARTICLE 16.      Captions                                              13
ARTICLE 17.      Notices                                               13
ARTICLE 18.      Miscellaneous                                         14
ARTICLE 19.      No Third Party Beneficiary                            14
ARTICLE 20.      Termination and Assignment                            14

         LIST OF EXHIBITS                                              15
         ARCHITECT:              WILLIAM B. TABLER ARCHITECTS
                                 333 SEVENTH AVENUE
                                 NEW YORK, NY  10001

SUBCONTRACT

THIS SUBCONTRACT AGREEMENT is entered into as of the 21st day of November, 1996 by and between KSW Mechanical Services, Inc. a New York corporation, as an independent contractor (the "Subcontractor")., and MORSE DIESEL INTERNATIONAL, INC., a Delaware corporation (the "Construction Manager").

          WHEREAS, the Construction Manager has entered into a Construction Management Agreement dated April 30, 1996 (the "Construction Management Agreement") with Brooklyn Renaissance Plaza, LCC, a limited liability company (the "Owner"), to provide general contracting services in connection with the construction of a new mixed-use office building and hotel of approximately 1,322,000 square feet at a site located at 350 Jay Street, Kings County, New York City (the "Project"); and

          WHEREAS, the Construction Manager has awarded this subcontract for the Work, as hereinafter defined, to the Subcontractor and the Subcontractor has agreed to enter into this Agreement and to perform such Work;

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the Subcontractor and the Construction Manager agree as follows:


ARTICLE 1. SUBCONTRACT PRICE; SCOPE OF THE WORK.

          1.1 Subject to all of the terms and conditions herein contained, the Subcontractor shall receive the total subcontract price of Eleven Million Eight Hundred Fifty Thousand dollars ($11,850,000) (the "Subcontract Price") (which price is firm, not subject to escalation, and includes all applicable federal, state and municipal taxes) for the full and faithful performance and completion of all of its obligations under this Agreement, including but not limited to the performance and completion of all construction contemplated by the Subcontract Documents, as hereinafter defined, including all labor necessary to complete such construction, all materials and equipment (whether for temporary or permanent use) incorporated or to be incorporated in such construction and all other services, facilities, tools and equipment necessary to complete such construction (the "Work"), all of the foregoing necessary to complete the following: Heating, Ventilating, and Air Conditioning Work.

          1.2 The foregoing Work shall include, without limitation, the preparation, delivery and installation or erection, as the case may be, of materials and machinery, scaffolding, tools, equipment, and all transportation, cartage, loading and hoisting, patterns, models, surveys, field measurements or other measurements, shop drawings, temporary light, protection of work and labor from winter conditions, and payment of royalties. Without limitation of any provision of the General Conditions, as hereinafter defined, any Work shown on drawings and not mentioned in specifications, or described in specifications and not shown on drawings, shall be included in the Work. The Subcontractor shall faithfully and diligently undertake and complete the Work to comply in every respect with this Agreement and the other Subcontract Documents.

          1.3 For purposes of this Agreement, the "Subcontract Documents" shall consist of the drawings and specifications listed on Exhibit A attached hereto and any addenda or modifications thereto hereafter issued (the "drawings and specifications") and this Agreement including the Addendum hereto the Schedule B attached hereto as Exhibit B, the "General Conditions" attached hereto as Exhibit C, and any supplementary General Conditions or Special Conditions hereafter issued, and all other schedules and documents attached hereto as exhibits. For purposes of this Agreement, any reference in the General Conditions to the "Contract Documents" shall mean the Subcontract Documents as defined herein and reference therein to the "Contractor" shall mean the Construction Manager as defined herein.

          1.4 If the Subcontract Documents provide for allowance(s) for specified item(s) of Work, the Subcontract Price shall be adjusted to reflect the actual cost of such item(s), it being agreed that all mark-ups and other costs relating to such item(s) are otherwise included in the Subcontract Price.


ARTICLE 2. CERTAIN OBLIGATIONS OF THE SUBCONTRACTOR TO THE CONTRACTOR AND ARCHITECT.

          2.1 The Subcontractor affirms that it has visited the Project site and has become familiar with all conditions at the site, and the conditions of all premises and buildings adjoining or in close proximity to the site (including, for the purposes hereof, park areas, municipal garage, streets and sidewalks), has ascertained the depth of cellars, materials and construction of the buildings and all existing conditions of such premises and the buildings thereon, and shall be governed thereby for the necessary, thorough, safe and satisfactory execution and performance of the Work whether or not indicated in the Subcontract Documents, and shall take those protective measures necessary to maintain such premises and buildings in the same condition as they were before commencing the Work. Wherever any portions of the adjoining buildings interfere with or are interfered with by the Work, the Subcontractor shall make whatever changes are deemed necessary by the Construction Manager and the Owner, whether or not indicated in the Subcontract Documents. Without limitation of any other provision hereof, the Subcontractor shall perform the Work and its obligations under this Agreement in accordance with and subject to each of the provisions of the General Conditions to the fullest extent that each such provision is applicable to the Work, it being intended that the General Conditions supplement the terms and provisions of this Agreement. In the event of any inconsistency between the terms and conditions of this Agreement and such General Conditions, the more restrictive provision, as applied to the Subcontractor, shall govern.

          2.2 The Subcontractor shall undertake and complete the Work under the direction and supervision of, and to the entire satisfaction of the Construction Manager and the Architect. The Construction Manager shall provide the Subcontractor with one (1) set of drawings and specifications for the Work. Additional copies of drawings and specifications will be provided at the Subcontractor's expense. The Architect may provide additional drawings, details and explanations detailing and illustrating the Work, and the Subcontractor shall conform to and abide by any such drawings, details and explanations.

          2.3 The Subcontractor, if it subcontracts any part of the Work, shall enter into agreements substantially similar to this Agreement with each sub-tier subcontractor and shall require that each sub-tier subcontractor read and expressly agree in writing to be bound by all provisions of the General Conditions applicable to its work.


ARTICLE 3.  TERMS OF PAYMENT.

          3.1 (a) If the Subcontractor is making satisfactory progress with the Work (in the Construction Manager's reasonable opinion), is not in default under this Agreement or under any other Subcontract Document, and is in compliance with all the documentation requirements of this Agreement and the General Conditions, the Construction Manager will, subject to the Sections 3.1(b) and
3.2 below, make monthly payments to the Subcontractor of ninety percent 90% of the value of Work performed during such month. After the Work is fifty percent (50%) complete, no further or additional retention of payments shall thereafter be withheld and the Construction Manager shall make payments of one hundred percent (100%) of the value of Work thereafter performed, unless the Construction Manager in the exercise if its reasonable business judgment has good cause to withhold additional retainage.

          (b) (i) It is specifically understood and agreed that the Subcontractor and Construction Manager acknowledge that there is a risk that the Owner, in breach of the Construction Management Agreement, may make late payments or may, under certain circumstances such as insolvency, not make required payments to the Construction Manager. The parties furthermore acknowledge their agreement that they shall share the risk of same in proportion to their entitlement to such portion of the payments due from the Owner to the Construction Manager for their respective work and fees together with that of all Subcontractors on the Project and that the Subcontract Price established by this Agreement, shall be adjusted accordingly when all efforts at collecting same by the Construction Manager and Subcontractor, independently or in collaboration, are finally resolved. The Subcontractor agrees to cooperate with the Construction Manager to achieve payment of the Subcontract Price, or portion thereof, to the Construction Manager by the Owner including by way of negotiation, mediation, arbitration, litigation or enforcement of the Construction Manager's mechanic's lien, if any. Failure to cooperate shall be deemed a material breach of this Agreement which disentitles the Subcontractor from any right to payment from the Construction Manager. The Subcontractor further acknowledges and agrees that the liability of the Owner for the Owner's obligations under the Construction Management Agreement shall be limited to the Owner's then equity interest in the Project, and the Subcontractor shall not look to any of the Owner's other assets seeking to recover payment on account of the Work.

          (ii) As a consequence of the foregoing understanding and consistent with that allocation of risk, the Subcontractor agrees that the Construction Manager's receipt of payment from the Owner on behalf of the Subcontractor's applications for payment (whether interim applications or final application, including retainage) shall be, to the fullest extent provided by law, a condition precedent to the right of the Subcontractor to receive payment from the Construction Manager. Therefore, the Subcontractor agrees that it shall wait to receive payment until such time as the Construction Manager is able to obtain payment from the Owner and that the Subcontractor shall not be entitled to receive any payment from the Construction Manager which the Construction Manager has not received from the Owner on behalf of the Work performed by the Subcontractor.

          (iii) In the event that the Construction Manager is not receiving proper payment from the Owner on account of the Work of the Subcontractor such that the Construction Manager is not required to make payment to the Subcontractor hereunder, the Construction Manager may, in its sole discretion and to the extent it is legally able to do so, formally and in writing assign to the Subcontractor the rights of the Construction Manager to pursue claims against the Owner for the payment due to the Construction Manager on behalf of the Subcontractor's entitlement under the terms of this Subcontract, which assignment the Subcontractor shall be obliged to accept in full and complete liquidation of the payment obligations of the Construction Manager to the Subcontractor hereunder.

          (iv) The parties further acknowledge that the Subcontractor is entitled to pursue any and all such rights to which it-may be entitled under the New York Lien Law in the event that the Construction Manager does not pay the Subcontractor amounts due hereunder, including non-payment resulting from delayed payments or non-payment by the Owner to the Construction Manager. In that regard, the parties agree that this paragraph (b) shall not limit or restrict the Subcontractor's lien rights or rights to enforce a lien and, to the extent that this paragraph (b) is inconsistent with such lien rights, this paragraph is deemed waived for such purpose only. In the event that the Construction Manager advises the Subcontractor that the Construction Manager is unable to pay the Subcontractor by reason of the Owner's non-payment to Construction Manager and that, pursuant to this paragraph (b), the Subcontract Price shall be adjusted by reason of the Owner's non-payment to the Construction Manager, the Subcontractor agrees that its filing of a lien in full accordance with the Lien Law and the complete prosecution of that lien claim to finality in the courts, and collection therefrom, for the amount due to it shall be a condition precedent to the right of the Subcontractor to execute upon any judgment it may obtain against the Construction Manager in connection with the lien foreclosure action or otherwise.

          (v) Nothing herein is intended to limit or preclude the rights of the Construction Manager under other terms of this Subcontract to backcharges, set-offs or other claims against the Subcontractor in regard to the matters addressed in this paragraph (b) or otherwise. Retention shall be paid to the Subcontractor in accordance with Paragraph K of Article 15 of the General Conditions, less in any event any amounts the Construction Manager has applied to cure any default by the Subcontractor under the Subcontract Documents.

          3.2 In order to receive any payment for the Work, the Subcontractor must comply with the terms and conditions of Article 15 of the General Conditions and must furnish such other documentation or information as may be required by the Construction Manager.

          3.3 Notwithstanding anything to the contrary in this Agreement or the existence of any performance or labor and material payment bond but without limitation of the provisions of Article 15 of the General Conditions, the Construction Manager is hereby empowered but not required at any time to withhold from the Subcontractor an amount or amounts equal in the opinion of the Construction Manager to the amounts necessary to complete the entire Work, or any part thereof, and to pay and fully discharge any claims or liens arising out of the Work performed under this Agreement that may arise and be unpaid, for which, if established, the Construction Manager or the Owner may become liable. Without limitation of any other rights or remedies of the Construction Manager, the amount of all such payments of the Subcontractor's obligations by the Construction Manager shall be deducted from the Subcontract Price then unpaid. If any such obligations, claims or liens exceed the amount of the Subcontract Price then unpaid, or arise after the Construction Manager has paid or otherwise satisfied the full Subcontract Price in accordance with and subject to the terms and conditions hereof, the Subcontractor, immediately upon demand, shall pay to the Construction Manager all monies that the Construction Manager may have paid to discharge such obligations, liens or claims with respect to the Project.

          3.4 The Subcontractor expressly agrees that said Subcontract Price includes (a) all Work provided for in the drawings and specifications, together with all work reasonably inferable therefrom (consistent with the scope of the Project described in the General Conditions), and (b) all increases in cost, foreseen or unforeseen, including, without limiting the generality of the foregoing, taxes, labor and materials, the cost of all of which is to be borne solely by the Subcontractor. All loss or damage arising from any of the Work through unforeseen or unusual obstructions, difficulties or delays which may be encountered in the prosecution of same or through the action of the elements shall be borne by the Subcontractor. It is mutually agreed between the parties hereto that no payment made under this Agreement shall be conclusive evidence of the performance of this Agreement by the Subcontractor, either wholly or in part, nor shall it be construed to be an acceptance of defective Work or materials, or an approval of any of the items in any requisitions made or invoice rendered. All invoices or requests for payments must be presented in writing in such form as may be required by the Construction Manager. Provided payments are made to the Subcontractor as provided for hereunder, the Subcontractor shall pay all costs necessary for the satisfactory completion of the Work in accordance with the Subcontract Documents.

          3.5 The Subcontractor shall use the sums advanced to it pursuant to this Article 3 solely for the purpose of performance of the Work and the construction, furnishing, and equipping of the Project in accordance with the Subcontract Documents. Any and all funds paid to the Subcontractor hereunder are hereby declared to constitute trust funds in the hands of the Subcontractor, to be applied before application to any other purpose to the payment of (a) claims of sub-subcontractors, sub-laborers, materialmen or other persons arising out of the Work and employed by the Subcontractor, (b) to claims for utilities furnished and taxes imposed, and to the payment of premiums on surety bonds and other bonds filed and premiums on insurance accruing during the construction of the Work, and (c) any indemnity obligations of the Subcontractor hereunder.


 ARTICLE 4. SCHEDULING

          4.1 Concurrently with the execution of this Subcontract, the Subcontractor shall give the Construction Manager a proposed detailed time and manpower schedule, providing for completion of the Work within the durations set forth in Schedule B (Exhibit B hereto) taking into account the work of all other Subcontractors. The Subcontractor also shall furnish, upon request by the Construction Manager from time to time, cash flow projections, on a month by month basis, including, without limitation, an estimate of its total expenditures for labor for its Work (which shall include the estimated payroll for each of the trades it will employ by subcontract). At the Construction Manager's request, the Subcontractor shall revise the schedule and such projections until same are satisfactory to the Construction Manager. The Construction Manager intends to and shall use the above referenced schedule in preparing the master Project Schedule to list the dates for completion of the various segments of the Work. Without limitation of any provision of the General Conditions, the Subcontractor shall complete the Work in accordance with the Project Schedule, including any revisions thereto provided by the Construction Manager. The Construction Manager exclusively shall control scheduling, including the periodic updating thereof, if any, and the Subcontractor shall comply therewith. The Construction Manager shall have the right to schedule other work at the same time and in the same areas as the Subcontractor's Work. The Subcontractor shall coordinate its Work with any other Subcontractors' work in such manner as the Construction Manager may direct to avoid conflict or interference with such work of others, shall participate in the preparation of coordinated drawings of congested areas and shall conform the Work to the work of other Subcontractors to prevent discrepancies (and to avoid unnecessary cutting or patching) with contiguous work. At its sole discretion, the Construction Manager may schedule Work during a time of, and from time to time during, winter conditions. The determination of when winter conditions exist shall rest exclusively with the Construction Manager.

          4.2 (a) The Subcontractor acknowledges that in addition to the Work to be performed by other Subcontractors, the Construction Manager, the Owner and Tenants of the Project have the right to perform, or cause to be performed on their behalf, improvements to the interior portion of the Project and also that the Project's Central Energy Plant will be constructed by another contractor hired by the Owner (all persons performing such other work being hereafter referred to as "Other Contractors"). The Subcontractor shall cooperate with all Other Contractors and afford them a reasonable opportunity to perform their work.

             (b) The Subcontractor acknowledges that some of the Other Contractors will need access to the floors of the Project before substantial completion thereof and that permanent and temporary building services such as heating, ventilating, cooling, water, lighting, power, telephones, elevators, hoists and security will need to be provided to the Other Contractors. The Subcontractor further acknowledges that the Owner and Tenants may use or occupy completed or partially completed floors or other portions of the Project before the Work on such floors or such portions of the Project has been substantially completed. The Subcontractor shall cooperate fully with the Construction Manager in providing Other Contractors with access to the floors of the Project and with such services and in providing the Owner and Tenants with such use and occupancy.

              (c) The Subcontractor shall provide such assistance as may be necessary in the initial utilization of any equipment or systems provided and/or installed as part of the Work, such as start-up or testing, adjusting and balancing (including without limitation, the testing and start-up of the Central Energy Plant and cogeneration facility) and shall provide qualified manufactures' representatives for purposes of training the Owner's personnel for the operation and maintenance thereof.

ARTICLE  5. PROGRESS.

          5.1 The Subcontractor shall keep itself informed at all times of the progress of the Project, and of the progress of others whose work may affect, or who may be affected by, the Subcontractor's progress. At the Construction Manager's request, the Subcontractor shall inform the Construction Manager about materials on hand, progress made in the manufacturing and fabricating of materials for the Work, or any other matters relating to the condition or progress of the Work. The Construction Manager, the Owner's representatives, and the Architect at all times shall have free access to the office, shops and yards of the Subcontractor to verify any information about the Work given by the Subcontractor.

          5.2 The Subcontractor, upon twenty-four (24) hours' notice, in person or by duly authorized representative having power to act and acceptable to Construction Manager, shall attend, at its own expense, all meetings or conferences that the Owner, Architect or Construction Manager may call, at the Project site or elsewhere, for the purpose of discussing progress of the Work, safety at the site, or ways to expedite the completion of the Project.


ARTICLE 6.  TIMING.

          6.1 TIME IS OF THE ESSENCE OF THIS AGREEMENT. The Construction Manager and/or Owner may sustain financial loss if the whole Project or any part thereof is delayed because the Subcontractor fails to perform any part of the Work in accordance with the Subcontract Documents, including, without limitation, a failure to comply with the Construction Manager's directions or the Project Schedule. The Subcontractor shall begin the Work at the time directed by the Construction Manager shall complete the Work within the durations set forth in Schedule B and shall perform its obligations under this Agreement with diligence and with sufficient manpower to maintain the progress of the Work as scheduled, without delaying other trades or areas of work. At the request of the Construction Manager, the Subcontractor shall perform certain parts of the Work before other parts, add extra manpower, or order overtime labor in order to comply with the Project Schedule, all without any increase in the Subcontract Price (unless otherwise specifically provided in the General Conditions). The Subcontractor shall be liable to the Construction Manager for all increased costs and damages resulting from the Subcontractor's failure to complete the Work within the durations set forth in Schedule B and as provided in the Project Schedule, including without limitation all liquidated damages for which the Construction Manager may be liable to the Owner.

          6.2 The Subcontractor shall provide the Construction Manager with forty-eight (48) hours' advance notice of any activities that will interrupt any utility service to any portion of the Project site, or any activities that will significantly disrupt the normal or planned use and occupancy of the Project including without limitation Tenant fit-out work and hotel space finish work, and such notice shall include an estimate of the length of time of such interruption or disruption. The Subcontractor shall cooperate with the Construction Manager and Owner in rescheduling and considering alternative actions that may be less disruptive to the use and occupancy of the Project than those planned by the Subcontractor.

          6.3 (a) If the performance of the Work has not progressed in accordance with the Project Schedule or reached the level of completion required by the durations set forth in Schedule B, the Construction Manager shall have the right, but not the obligation, to order the Subcontractor to take corrective measures necessary to expedite the progress of the Work, including without limitation (i) working additional shifts or overtime, (ii) supplying additional manpower, equipment and facilities and (iii) other similar measures (collectively "Extraordinary Measures"). Such Extraordinary Measures shall continue until the progress of the Work complies with the Project Schedule and the level of completion required by Schedule B. It is further agreed that: (i) subject to clause (iii) below, the Subcontractor shall not be entitled to an adjustment in the Subcontract Price in connection with Extraordinary Measures required by the Construction Manager under or pursuant to this Section 6.3; (ii) the Construction Manager may exercise its rights pursuant to this Section 6.3 as frequently as necessary to ensure that the Subcontractor's performance of the Work will comply with the Project Schedule and the durations set forth in Schedule B; and (iii) whether or not the progress of the Work has complied with the Project Schedule and reached the level of completion required by the durations set forth in Schedule B shall take into account any extensions of time to which the Subcontractor is entitled pursuant to the terms hereof.


ARTICLE 7.  BONDS.

          The Subcontractor shall furnish a performance bond and a labor and material payment bond, within five (5) days after execution of this Agreement, at its own expense. Such bonds shall be with a corporate surety licensed the State of New York, rated by Best's Key Rating Guide as B + or better and acceptable to the Construction Manager and Owner, in the amount of the Subcontract Price and shall name Construction Manager, AMEC Holdings, Inc., AMEC plc, Brooklyn Renaissance Plaza, LLC, the City of New York and Empire Insurance Company as co-obligees thereunder. Such bonds shall conform with the bond forms annexed hereto as Exhibits F-G and shall include provisions to the effect that the Subcontractor shall faithfully, promptly and with due diligence (i) perform all of the terms and provisions of this Agreement on its part to be performed,
(ii) pay all of the Subcontractor's obligations to its employees, agents, all subcontractors, materialmen, suppliers or others relating to the Work, and (iii) complete the various portions of the Work in accordance with the terms of the Subcontract Documents, and such bonds shall otherwise be in form and substance mutually satisfactory to the Construction Manager and Owner. To the extent, if any, that the Subcontract Price is increased in accordance with the Subcontract Documents, the Subcontractor shall, upon request of the Owner or Construction Manager, cause the amount of such bonds to be increased accordingly and shall promptly deliver satisfactory evidence of such increase to the Construction Manager. The bonds shall further provide that no change or alteration of this Agreement (including, without limitation, an increase in the Subcontract Price, as aforesaid), extensions of time, premature payment or overpayment to the Subcontractor, will release the surety.


ARTICLE  8.  SUB-SUBCONTRACTS AND PURCHASE ORDERS.

          Within thirty (30) days of the award of this Subcontract, or such earlier time as the Construction Manager may schedule, Subcontractor shall execute all purchase orders, enter into all sub-subcontracts for the Work, and give to the Construction Manager a complete list of all its sub-subcontractors and suppliers for all parts of the Work. The Subcontractor shall notify the Construction Manager in writing of any proposed changes in its sub-subcontractors or suppliers not less than five (5) days prior to such change, which notice shall specify the reasons for such proposed change. Without limiting, diminishing or otherwise affecting the Subcontractor's obligations hereunder, any such change shall be subject to the approval of the Construction Manager, which approval shall not be unreasonably withheld or delayed.


ARTICLE  9.   CERTAIN WARRANTIES AND GUARANTEES.

          9.1 Promptly upon completion of the Work, the Subcontractor shall deliver to the Construction Manager or the Owner (as the Construction Manager may direct) all warranties and guarantees from third parties for materials, equipment and labor incorporated into or used in connection with the Work.

          9.2 The Subcontractor warrants to the Construction Manager that all materials and equipment furnished under this Agreement will be new, unless otherwise specified, and that all Work will be of good quality, free from improper workmanship and defective materials and in conformance with the Subcontract Documents.

          9.3 All warranties and guarantees provided by the Subcontractor shall insure to the benefit of the Construction Manager and Owner and their successors and assigns and to such Tenants as the Owner may designate and shall be assignable to the Owner and its assignees (including without limitation Empire Insurance Company, The City of New York and any lender to the Owner). Warranties for portions of the Project leased to the Kings County District Attorney of The City of New York shall extend through full heating and cooling seasons following occupancy by such Tenant.

          9.4 Without limitation of the foregoing or any other obligation of Subcontractor provided for in the Subcontract Documents (including, without limitation, Article 8 of the General Conditions), immediately upon the Construction Manager's demand, the Subcontractor, at its own expense, shall repair, replace, restore or rebuild, at the Construction Manager's option, any Work in which defects in materials or workmanship may appear, or which is otherwise not in conformance with the other warranties of Subcontractor hereunder, or to which damage may occur because of such defects or lack of conformance, within one (1) year, or such longer period as required by the specifications, from the date of the Owner's and Architect's final acceptance of the Project. Such repair, replacement, restoration or rebuilding, as the case may be, shall be carried out by the Subcontractor promptly upon such demand by the Construction Manager and shall be performed in accordance with Article 13 of the General Conditions. If the Subcontractor fails to comply, the Construction Manager may correct such defect or lack of conformance, as the case may be, and the Subcontractor shall immediately reimburse the Construction Manager therefor.

          9.5 The existence of the foregoing warranties, guarantees and undertakings by the Subcontractor shall not relieve the Subcontractor of, or reduce the Subcontractor's liability, for any defects in the Work and shall be in addition to all of the Construction Manager's other rights and remedies hereunder, under any other Subcontract Document or under law, and to any other warranties and or guarantees, whether express or implied.


ARTICLE 10. INSURANCE.

          10.1 Except as set forth in the Owner Controlled Insurance Program described in Exhibit I hereto, if such program is provided by the Owner, the Subcontractor, at its own expense, shall obtain and submit to the Construction Manager, before undertaking any part of the Work, policies and certificates with receipts for the payment of premiums from Subcontractor's insurance carriers indicating coverage from companies, in amounts and on such other terms as provided for hereinafter and in the "Insurance Schedule" attached to this Agreement as Exhibit I. Any "deductible" with respect to such coverage shall be submitted to, and must be approved in writing by, the Construction Manager, provided that any costs not covered by any such approved deductible shall in any event be borne by the Subcontractor. All such insurance shall be maintained by the Subcontractor, at its expense, until the Work has been completed and all obligations of the Subcontractor under the Subcontract Documents have been satisfied. Any policy of insurance covering the Subcontractor's tools, equipment or facilities against loss by physical damage, shall provide that the underwriters waive their rights of subrogation against the Construction Manager, the Owner, and their respective members, officers, directors, employees, agents and servants.

          10.2 All policies required of the Subcontractor hereunder shall provide for notice to the Construction Manager thirty (30) days before any change in or cancellation of such insurance, and shall otherwise be acceptable to the Construction Manager. Upon request, the Subcontractor shall furnish the Construction Manager with evidence of insurance satisfactory to the Construction Manager for each sub-subcontractor employed by it. The insurance required herein shall in any event include blanket (broad form) contractual liability insurance. The existence of insurance shall not be construed to limit Subcontractor's liability under this Agreement.

          10.3 The Owner is providing the Owner Controlled Insurance Program described in Exhibit I hereto. Additional insurance credits may be taken against the Subcontract Price pursuant to the Owner Controlled Insurance Program to the extent provided in Exhibit I.


 ARTICLE 11. DEFAULT.

          11.1 Any one or more of the following shall constitute an event of default by the Subcontractor:

             A. The Subcontractor shall fail or refuse to perform or comply with any term, condition or provision of this Agreement or of any of the other Subcontract Documents.

             B. The Subcontractor shall fail or refuse to pay any of its sub-subcontractors, suppliers, or workers for any materials, labor or other things incorporated into, or used in connection with, the Work when such payments are due; provided, however, that if the Subcontractor disputes the amount due to a worker, sub-subcontractor or supplier, the Subcontractor, within two (2) days of the due date of such payment, at its own expense, posts a bond for the disputed payment in amount and form satisfactory to the Construction Manager as security for such payments, then such non-payment shall not constitute an event of default hereunder.

             C. The Subcontractor shall abandon the Work or reduce its labor force to a number insufficient, in the Construction Manager's opinion, to complete the Work within the scheduled time.

             D. Without limitation of the foregoing, any of the events described in Paragraph 5.B.8 of the General Conditions shall occur.

          11.2. If any event of default described in Section 11.1 above occurs, then the Construction Manager, at its option, at any time may:

             A. Order the Subcontractor immediately to comply with any term, condition or provision of this Agreement or such other Subcontract Document;

             B. Order the Subcontractor, within a specified time, to remove any defective work or materials and to replace such work or materials with satisfactory work or materials;

             C. Accept any defective work or materials and reduce the Subcontract Price accordingly;

             D. Perform or arrange to have performed any of Subcontractor's duties hereunder;

             E. Make any payments to satisfy the Subcontractor's obligations relating to the Work for labor, materials, equipment, insurance or other items;

             F. Refuse to make any payments to the Subcontractor for Work performed until the event of default is cured to the satisfaction of the Construction Manager; and/or

              G. Upon three (3) days' written notice to the Subcontractor, terminate this Agreement and take possession of all materials, tools, equipment, and appliances of the Subcontractor and finish the Work by whatever means, method or agency which the Construction Manager, in its sole discretion, may choose, and take any other steps the Construction Manager, in its sole discretion, may choose to secure any labor, materials, equipment and services, and, in such event, the Construction Manager shall have a lien on and may take over all Subcontractor's equipment, tools, appliances and materials (whether on or off-site) and complete the Work; provided, however, that if the default involves any breach of safety laws, regulations or requirements, only one (1) day's notice (whether oral or written) shall be required.

          If the Construction Manager terminates this Agreement, as aforesaid, the Construction Manager shall have no obligations to pay for any work performed after such termination, and will have no obligation to make any further payments to the Subcontractor for work performed before such termination until the Project has been completed, accepted by the Owner and the Construction Manager has received full payment for the Project from the Owner, and the Construction Manager determines to its complete satisfaction that potential expenses, charges and claims relating to the performance of the Work have been satisfied or satisfactorily bonded over. Such payments to the Subcontractor shall in any event be reduced by the amount due to the Construction Manager under the terms of this Agreement or any of the other Contract Documents.

          11.3. The Construction Manager's choice of any remedy shall not operate to waive any rights or remedies provided hereunder, or by law, against the Subcontractor or its surety. The Construction Manager, at his option, may choose more than one remedy or choose one or more particular remedies at different times.

          11.4. The Subcontractor shall pay, immediately upon demand therefor, all costs, losses, damages and expenses, including, without limitation, all costs and expenses described in Section 11.2 above and all administrative, management, overhead and other direct or indirect expenses, including reasonable attorneys' fees (the "Costs") incurred by the Construction Manager in connection with any default by the Subcontractor or exercise of any right or remedy upon the Subcontractor's default. If the Subcontractor does not pay the Costs immediately, the Construction Manager may deduct all Costs from any payments of the Subcontract Price. If payments due to the Subcontractor for completed portions of the Work are not sufficient to cover the Costs, the Subcontractor immediately shall pay to the Construction Manager the full amount of any such excess with interest thereon until paid in full at four (4) percentage points in excess of the rate of interest announced from time to time by Chase Manhattan Bank (or its successor) as its prime rate or if it is less, at the maximum interest rate permitted by law. The liability of the Subcontractor hereunder shall extend to and include, without limitation, the full amount of Costs incurred and obligations assumed by the Construction Manager in good faith under the reasonable belief that such Costs or obligations were necessary or required, whether actually necessary or required or not, (i) in completing the Work and providing labor, materials, equipment, supplies and other items therefor or resubcontracting the Work, and/or (ii) in settlement, discharge or compromise of any claims, demands, suits and judgments pertaining to or arising out of the Work. An itemized statement of such obligations and payments shall be prima facie evidence of the Subcontractor's liability.


ARTICLE 12.  NO WAIVER EXCEPT IN WRITING.

          No action or failure to act by the Construction Manager shall constitute a waiver of any default in that or any other instance, except to the extent the Construction Manager specifically states in writing


ARTICLE 13.  MERGER.

          All previous orders, proposals, letters, oral or written promises and understandings relating to the subject matter of this Agreement, are hereby declared to be null and void. This Agreement is complete and shall not be interpreted by any reference to any previous letter, proposal, document or understanding, written or oral, or other document or agreement, except as specifically provided in this Agreement.

ARTICLE 14.   AMENDMENTS.

          No amendment to this Agreement shall change or modify this Agreement unless it is in writing and signed by both the CONSTRUCTION MANAGER and the Subcontractor.


ARTICLE 15.  ADDITIONAL TERMS AND CONDITIONS.

          Additional terms and conditions of, and Schedules to, this Agreement, if any, are provided for on the "List of Exhibits" attached hereto.

ARTICLE 16. CAPTIONS.

          The captions to the provisions of this Agreement are for convenience only and are not a part of this Agreement.

ARTICLE 17. NOTICES.

          Any notice required to be given by the terms and provisions of this Agreement or by any law or governmental regulation, either by the Construction Manager or Subcontractor (or which either party may desire to give hereunder), shall be in writing and shall be personally delivered or forwarded by registered or certified mail, return receipt requested, and shall be addressed to the party hereto to whom directed, at its address, as herein stated to the attention of John Babieracki, Executive Vice President for the Construction Manager with a copy to Executive Vice President of Finance and Administration, Morse Diesel International, Inc., 1633 Broadway, New York, NY 10019; or Floyd Warkol, Chairman/CEO for the Subcontractor. Either party may change the address to which any notice referred to herein is to be sent by giving written notice of such change of address to the other party in the manner provided above. Notice personally delivered pursuant to this Article 17 shall be effective on the date of delivery. Notice given by mail shall be effective on the date of receipt appearing on the return receipt, or, in the absence of a return receipt, the date of attempted delivery.


ARTICLE 18. MISCELLANEOUS.

          Each of the Exhibits attached hereto is hereby made a part hereof. If any provision of this Agreement or the application thereof to any person or situation, to any extent shall be held invalid or unenforceable, the remainder of said Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law. All provisions of this Agreement which by their terms require performance by either party hereto after termination of this Agreement shall survive any such termination.


ARTICLE 19.  NO THIRD PARTY BENEFICIARY.

          Except as otherwise provided herein, no provision of this Agreement shall in any way inure to the benefit of any third person (including the public at large) so as to constitute any such person a third party beneficiary of this Agreement or of any one or more of the terms hereof or otherwise give rise to any cause of action in any person not a party hereto.


ARTICLE 20.  TERMINATION AND ASSIGNMENT.

          Except to the extent provided for in Section 20.2 below and without limitation of any provision of the General Conditions, if the Construction Management Agreement is terminated for any reason whatsoever, the Construction Manager may (by notice to the Subcontractor) terminate this Agreement and in such event, even though the Subcontractor may not be in default hereunder, the Construction Manager shall only be liable to pay the Subcontractor such amount as shall be due for that portion of the Work satisfactorily performed by the Subcontractor prior to the date of termination, reduced, however, by an amount determined by the Construction Manager to be appropriate compensation for any damages suffered by reason of any default by the Subcontractor.

          20.1 (a) The Subcontractor shall not assign this Agreement, in whole or in part, or hypothecate, pledge or assign any payments due it under this Agreement, without the Construction Manager's prior written approval. Any such attempted unauthorized assignment shall be null and void. In any event, no subcontract or approved assignment shall relieve or release the Subcontractor in any way from its obligations hereunder or under the other Contract Documents.

          (b) This Agreement may, with written notice, be assigned to another entity designated by the Construction Manager without the need for any further action by the Construction Manager or approval by the Subcontractor and in such event the Subcontractor agrees to and shall continue to be bound by this Agreement and shall look solely to the Owner and to any assignee for payment and performance hereunder.

          (c) Upon written notice from the Owner that the Construction Management Agreement has been terminated by reason of a default by the Construction Manager thereunder and that the Owner has elected to accept this Agreement, this Agreement shall be assigned to and assumed by the Owner or another person or entity designated by the Owner without the need for any action by the Construction Manager or Subcontractor and in such event the Subcontractor agrees to and shall continue to be bound by this Agreement and, in the event of such an assignment, the Subcontractor shall look solely to the Owner for payment and performance hereunder. Upon request of the Owner, the Subcontractor further agrees that it shall enter into an agreement directly with the Owner acknowledging the foregoing conditional assignment of this Agreement to the Owner and agreeing to be bound thereby.

          (d) The Subcontractor shall promptly execute and deliver an Attornment Letter in the form attached hereto as Exhibit M or such other form that the Owner may request, in a manner suitable for recording if so requested, and shall require its sub-subcontractors promptly to execute and deliver similar letters.

          This Agreement may be terminated by the Construction Manager without cause upon ten (10) days' prior written notice. In the event of such termination, the Subcontractor shall be reimbursed such amount as shall be due the Subcontractor for that portion of the Work satisfactorily performed prior to the effective date of termination.

          20.4 If (a) the Construction Manager fails for thirty-five (35) days after payment is due hereunder to make any material payment as provided herein and not disputed in good faith, or (b) the Construction Manager otherwise fails for seventy (70) days to perform any material obligations as herein provided which have a material adverse financial consequence to the Subcontractor (including, without limitations, the failure to approve or disapprove requests for Change Orders within a reasonable time after submission thereof), or (c) the Project is abandoned, discontinued or otherwise stops for more than one hundred twenty (120) consecutive days through no fault of the subcontractor, then, upon giving the Construction manager thirty- five (35) days to cure by written notice, and if the Construction Manager does not cure within said thirty-five
(35) days period, the Subcontractor may terminate this Agreement. If, however, the stoppage or discontinuance of work described in subparagraph (c) above is caused by any strike, riot, government order, act of God, or other cause beyond the control of the Construction Manager or Owner, the Subcontractor shall not be entitled to terminate this Agreement but shall be entitled to an extension of the durations set forth in Schedule B.

          IN WITNESS WHEREOF, the parties hereto have executed this Subcontract Agreement as of the day and year first above written.

CONSTRUCTION MANAGER:                    MORSE DIESEL INTERNATIONAL, INC.
                                         a Delaware corporation

                                         By:
                                             John Babieracki
                                             Executive Vice President


-------------------------------
Witness


-------------------------------
Date

SUBCONSTRUCTION:                         KSW MECHANICAL, INC.
                                         a New York corporation


                                         By: ------------------------------
                                             Floyd Warkol,
                                             Chairman

Witness

-------------------------------
Date

                            KSW, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995
                        (IN THOUSANDS, EXCEPT SHARE DATA)
                            -------------------------


                                             1996                    1995
                                            --------                ------
A S S E T S

Current assets:
 Cash and cash equivalents                 $  4,464              $  5,124
 Accounts receivable, (net of allowance
   for doubtful accounts of 1996: $170;
   1995: $300)                                11,705                 4,783
 Retainage receivable                          5,552                 3,355
 Costs and estimated earnings in excess
    of billings on uncompleted contracts       1,640                 1,513
Deferred income taxes                            126                    68
Prepaid expenses and other receivables           290                   387
                                           ----------              ----------
      Total current assets                    23,777                15,230

Property and equipment, (net of accumulated
   depreciation and amortization of 1996 $752;
     1995 $464)                                  651                   733

Other assets:
  Goodwill, (net of accumulated amortization
      of 1996: $712; 1995: $559)               4,278                  4,431
  Other                                           28                     37
                                           -----------             -----------
      Total assets                           $28,734                 $20,431
                                           ==========              ===========

                                            1996                    1995
                                           --------                ------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                       $  8,602                $  3,561
   Retainage payable                         3,472                   3,335
   Accrued payroll and benefits                916                     971
   Accrued expenses                            345                     539
   Due to contractor                             -                   1,264
   Billings in excess of costs and estimated
      earnings on uncompleted contracts      4,860                     632
                                            ---------               ---------
         Total current liabilities          18,195                  10,302
                                           ==========              ===========


Commitments and contingencies

Stockholders' equity:
   Common stock, $.01 par value, 25,000,000
    shares authorized, 5,542,978 and 5,200,000
    shares issued and outstanding, at 1996
    and 1995, respectively                       55                    52
   Additional paid-in capital                 9,961                 9,450
   Retained earnings                            523                   627
                                            ----------             ----------
         Total stockholders' equity          10,539                10,129
                                            ----------             ------------
         Total liabilities and stockholders'
          equity                             $28,734               $20,431
                                             =========             ============

                   See notes to consolidated financial statements

                            KSW, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                       -----------------------------------


                                                                   1996                 1995                 1994
                                                                   --------             --------             ------
Revenues:
   Contracts                                                      $ 45,511              $ 41,189             $ 28,775
   Fees from seller                                                    783                 2,795                7,197
   Interest                                                            100                   192                  159
                                                                    ------               ---------            --------
          Total revenues                                            46,394                44,176               36,131

Direct costs                                                        42,600                38,990               30,046
                                                                 ----------             ----------           ----------
Gross profit                                                         3,794                 5,186                6,085

Selling, general and administrative expenses                         3,956                 4,115                4,453
Interest expense                                                        14                    -                    70
                                                                 ----------              ----------           --------
Income (loss) before income taxes                                     (176)                1,071                1,562
Income tax expense (benefit)                                           (72)                  500                  956
                                                                    ---------            ----------           --------
Net income (loss)                                                  $  (104)                  571                  606
                                                                 ===========             ==========           =========
Net income (loss) per common share                                 $  (.02)                  .07                  .08
                                                                 ===========             ==========           ==========

Weighted average common shares outstanding                        5,568,429            7,785,754            7,800,000
outstanding

                         See notes to consolidated financial statements


                                             KSW, INC. AND SUBSIDIARY

                               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                    (CONCLUDED)

                                   YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                         (IN THOUSANDS, EXCEPT SHARE DATA)
                                            ---------------------------

                                                                                          Additional
                                       DIVISIONAL               COMMON STOCK              Paid-In          Retained
                                       EQUITY            SHARES            AMOUNT         CAPITAL          EARNINGS         TOTAL
Balances, December 31, 1995             -                5,200,000          52            9,450            627              10,129
Sale of common stock to an
 investment banking firm
 and its  managing partner              -                  300,000           3              447             -                  450
Repurchase of common stock              -                  (42,022)         (1)            (126)            -                 (127)
Issuance of common stock
to  executives and consultants          -                   85,000           1              190             -                  191

Net loss                                -                    -               -              -             (104)               (104)
                                      -------            ---------       --------        -------         -----                -----
Balances, December 31, 1996           $  -               5,542,978        $ 55           $9,961          $ 52               $10,539
                                                         =======

                                  See notes to consolidated financial statements

                                             KSW, INC. AND SUBSIDIARY

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                         (IN THOUSANDS, EXCEPT SHARE DATA)
                                             -------------------------
                                                                           1996            1995               1994
                                                                           ----            ----               ----

Reconciliation of net income (loss)
to net cash  provided by (used in)
operating activities:
         Net income (loss)                                                 $  (104)        $  571             $  606

  Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

 Compensation expense paid through issuance of  common stock                   191             -                 607
         Depreciation and amortization                                         441            383                545
         Deferred income taxes                                                (72)             -                  -
         Reduction in allowance for                                          (130)             -                  -
doubtful accounts

         Changes in assets (increase) decrease:
                  Accounts receivable                                      (6,792)           (627)             1,033
                  Retainage receivable                                     (2,197)         (1,617)              (281)
                  Costs and estimated
earnings in excess of   billings on                                          (127)         (1,244)             1,468
uncompleted contracts
                  Receivable from sellers                                     -               894               (475)
                  Prepaid expenses and other receivables                      100             (87)              (329)
                  Other assets                                                 23              43                (45)

         Changes in liabilities increase (decrease):
                  Accounts payable                                          5,041             938                111
                  Retainage payable                                           137           2,410                925
                  Accrued payroll and benefits                               (114)            164               (492)
                  Accrued expenses                                           (138)            383                 (1)
                  Due to contractor                                        (1,264)           (776)              (297)
                  Billings in excess of costs
                    and estimated  earnings on                              4,228            (122)               297
                    uncompleted contracts                                  -------         --------           --------

                                  See notes to consolidated financial statements

                  Net cash provided by (used in) operating
                     activities                                              (777)          1,313               3,672
                                                                            --------       --------           --------

Cash flows from investing activities:
         Receivable from Helionetics                                           -             (167)              (486)
         Cash paid in business acquisition                                     -              (25)               -
         Purchase of property and equipment                                   (206)          (287)               (28)
                                                                           --------        ----------           ---------
            Net cash used in investing activties                              (206)          (479)              (514)
                                                                           --------        -----------          ---------
Cash flows from financing activities:
         Payable to Helionetics                                             $  -            $  -                $ 956
         Capital contribution                                                  -               -                2,000
         Repayment of debt to sellers                                          -               -               (1,706)
         Payment of dividend                                                   -              (550)                -
         Issuance of common stock                                             450               -                  -
         Repurchase of common stock                                          (127)              -                  -
                                                                           --------         ----------         --------
           Net cash provided by (used in financing
               activities                                                     323             (550)              1,250
                                                                           -------          ----------         ---------
Net increase (decrease) in cash and cash equivalents                         (660)             284               4,408
Cash and cash equivalents, beginning of year                                5,124            4,840                 432
                                                                           -------          ---------          ----------

Cash and cash equivalents, end of year                                     $4,464           $5,124             $ 4,840
                                                                           ========        ==========          ==========
Supplemental disclosure of cash flow information:

         Cash paid during the year for:
                  Interest                                                 $   14            $  -                $   70
                                                                           ======         ===========         ============
                  Income taxes                                             $   65           $  765               $   -
                                                                           ======         ===========         ============

SUPPLEMENTAL SCHEDULE OF NON CASH FINANCING ACTIVITIES:

On December 20, 1996, the Board of Directors approved the issuance of up to 85,000 shares of common stock of which 50,000 shares of stock were allocated to company executives as year end 1996 bonuses and 35,000 shares of stock were allocated as payments to consultants. The fair market value of the additional 85,000 shares to be issued was approximately $191 at December 31, 1996.

See Notes 6B and 13A for other non cash financing activities during 1995 and 1994.

                 See notes to consolidated financial statements

                            KSW, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                        (IN THOUSANDS, EXCEPT SHARE DATA)
                                -----------------

(1)      PRINCIPLES OF CONSOLIDATION AND NATURE OF OPERATIONS:

         The consolidated financial statements for the years ended December 31, 1996, 1995 and 1994 include the accounts of KSW, Inc. and its wholly-owned subsidiary, KSW Mechanical Services, Inc., collectively "the Company." All material intercompany accounts and transactions have been eliminated in consolidation.

         The Company furnishes and installs heating, ventilating and air conditioning systems and processes piping systems for institutional, industrial, commercial, high-rise residential and public works projects, primarily in the State of New York. The Company also serves as a mechanical trade manager, performing project management services relating to the mechanical trades and as a constructability consultant.

         Effective November 1, 1993, KSW, Inc. (then a subsidiary of Helionetics, Inc., a California corporation ("Helionetics")), acquired certain assets and rights, and assumed certain liabilities associated with the mechanical contracting business conducted by Kerby Saunders-Warkol, Inc. and AFGO Engineering Corp, both subsidiaries of JWP Mechanical/Electrical Services East, Inc., itself a subsidiary of JWP, Inc. (the "Sellers"), pursuant to an asset purchase agreement dated as of October 31, 1993. In connection with this acquisition, the Company, for fees, also assumed the responsibility for the management of certain contracts of the Seller not acquired by the Company. Through January 20, 1994, all transactions of the acquired business were recorded through a division of Helionetics (the "KSW Division") on behalf of the Company. Helionetics contributed the net assets of the KSW Division to the Company on January 20, 1994. The contribution was accounted for as a transfer at historical basis in a manner similar to a pooling of interests. The accompanying consolidated financial statements reflect the operations of the KSW Division of Helionetics from January 1, 1994 to January 20, 1994. Such division had no separate legal status or existence.

         The acquisition price, as amended in 1995, consisted of $3,314 including a note of $2,314 (net of discount of $86) payable in 24 equal monthly installments commencing in April 1994. Direct acquisition costs incurred of $5,076 were comprised of 366,000 shares of Helionetics common stock (unregistered, but subject to immediate registration rights) valued at $1,863 (approximately $5.00 per share, the estimated fair value at the date of acquisition), 128,700 shares of Company's common stock owned by a shareholder of Helionetics at the date of Distribution valued at $260 and cash of $2,953 (including finders fees and professional fees incurred in connection with the acquisition). The net effect of the final 1995 amendment was a net purchase price reduction of $277 and a reduction in the "push-down" value of the securities of $302. The final purchase price amounted to $8,390.

         The acquisition was accounted for by Helionetics using the purchase method of accounting with the purchase price allocated among the assets acquired and liabilities assumed on the basis of their estimated fair values as follows:

Current assets                                                    $6,364
Property                                                             879
Other assets                                                          44
                                                                 --------
                                                                   7,287

Current liabilities                                               (3,887)
                                                                 ----------
                                                                 ----------
Estimated fair market value of net assets                         $3,400
                                                                 ===========

         The excess of $4,990 of the total acquisition price over the estimated fair market value of net assets acquired was allocated to goodwill. In accordance with Staff Accounting Bulletin No. 54, the accompanying financial statements have been adjusted to "push-down" Helionetics' cost of acquisition.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         (A)     CASH AND CASH EQUIVALENTS:

                 The Company considers highly liquid instruments with remaining maturities of 90 days or less when purchased to be cash equivalents. At December 31, 1996 and l995, all such investments had original maturities of less than seven days.

         (B)     REVENUE AND COST RECOGNITION:

                 Revenue is primarily recognized on the "percentage of completion" method for reporting revenue on long-term construction contracts not yet completed, measured by the percentage of total costs incurred-to-date to estimated total costs at completion for each contract. This method is utilized because management considers the cost-to-cost method the best method available to measure progress on these contracts. Revenues and estimated total costs at completion are adjusted monthly as additional information becomes available and based upon the Company's internal tracking systems.

                 Contract costs include all direct material and labor costs and those other indirect costs related to contract performance including, but not limited to, indirect labor, subcontract costs and supplies. General and administrative costs are charged to expense as incurred.

                 The Company has contracts that may extend over more than one year, therefore, revisions in cost and profit estimates during the course of the work are reflected in the accounting period in which the facts, which require the revisions, become known.

                 Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

                 Revenues recognized in excess of amounts billed are recorded as a current asset under the caption "Costs and estimated earnings in excess of billings on uncompleted contracts." Billings in excess of revenues recognized are recorded as a current liability under the caption "Billings in excess of costs and estimated earnings on uncompleted contracts."

                 In accordance with construction industry practice, the Company reports in current assets and liabilities those amounts relating to construction contracts realizable and payable over a period in excess of one year.

                 Fees for the management of certain contracts are recognized when services are provided. Continuation of management fees is dependent upon the Company obtaining new consulting agreements from unrelated entities.

          (C)    PROPERTY AND EQUIPMENT:

                 Property and equipment is stated at cost. Depreciation is computed over the estimated useful lives, generally five years, of the assets using the straight-line method. Leasehold improvements are amortized over the lesser of the estimated useful lives of the assets to which they apply or the related lease term. Repairs and maintenance are charged to operations in the period incurred.

         (D)     GOODWILL:

                 Goodwill, which represents the excess of cost over the fair value of net assets acquired, is amortized using the straight-line method over 30 years.

                 Effective January 1, 1995, management revised the amortization period for goodwill from 15 years to 30 years, the effects of which have been adjusted prospectively beginning January 1, 1995. Unaudited pro forma effects on net income and net income per share of this change in estimate from 15 years to 30 years for the year ended December 31, 1994 are presented in Note 13F.

                 Amortization expense for the years ended December 31, 1996, 1995 and 1994 amounted to approximately $153, $153 and $348, respectively.

        (E)      INCOME TAXES:

                 The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes. " Under Statement 109, the asset and liability method is used in accounting for income taxes. Deferred taxes are recognized for temporary differences between the bases of assets and liabilities for financial statement and income tax purposes. The temporary differences relate primarily to different accounting methods used for depreciation and amortization of property and equipment, goodwill, allowance for doubtful accounts and net operating loss carryforwards. A valuation allowance is recorded for deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized through future operations.

        (F)      NET INCOME (LOSS) PER SHARE:

                 Net income (loss) per share is computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Common stock equivalents do not have a significant dilutive effect. Per share information presented has been retroactively restated for the 7,800 for 1 stock split (see Note 13C).

        (G)      USE OF ESTIMATES:

                 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        (H)      STOCK-BASED COMPENSATION:

                 In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Under SFAS 123, companies are encouraged, but not required, to adopt a fair value based method of accounting for stock compensation awards. As permitted by SFAS 123, the Company has elected to continue to measure compensation cost using the intrinsic value based method as prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and to provide the disclosures required by SFAS 123.

(3)      RETAINAGE RECEIVABLE:

         At December 31, 1996, approximately $914 of the retainage receivable is not collectible within one year.

(4)      CONTRACTS IN PROGRESS:

         Information with respect to contracts in progress at December 31, 1996 and 1995 is as follows:

                                                     1996            1995

Expenditures on uncompleted contracts             $75,790         $33,955
Estimated earnings thereon                          5,632           2,021
                                                  --------        ---------
                                                   81,422          35,976
Less billings applicable thereto                   84,642          35,095
                                                  ---------       ---------
                                                  $(3,220)       $   881

Included in the accompanying consolidate balance sheets under the following captions:

Costs and estimated earnings in excess of         $ 1,640         $ 1,513
  billings on uncompleted contracts

Billings in excess of costs and estimated          (4,860)          (632)
  earnings on uncompleted contracts

                                                  $(3,220)        $   881

(5)      PROPERTY AND EQUIPMENT

         Property and equipment at December 31, 1996 and 1995 consist of the following:

                                                     1996         1995
                                                    -------      -------
Machinery and equipment                              $365         $231
Furniture and fixtures                                300          265
Leasehold improvements                                738          701
                                                    -------      --------
                                                    1,403        1,197

Less accumulated depreciation and amortization        752          464

Net property and equipment                           $651         $733
                                                   ========      ========

         Depreciation and amortization expense relating to property and equipment was approximately $288, $230 and $197, respectively, for the years ended December 31, 1996, 1995 and 1994, respectively.

(6)      TRANSACTIONS WITH HELIONETICS:

         (A)      TAX SHARING AGREEMENT:

                  The Company had an agreement with Helionetics whereby the Company agreed to pay a share of Helionetics' tax liability due on consolidated tax returns but such payment was not to exceed the tax liability which the Company would have had on a stand-alone basis. For the years ended December 31, 1995 and 1994, Helionetics forgave debt of $335 and $343, respectively, relating to income taxes. Such forgiveness is reflected in the accompanying consolidated financial statements as capital contributions. The tax-sharing agreement terminated upon the conclusion of the Distribution, except with respect to the tax liability accrued through the Distribution (see Note 13C).

         (B)      RECEIVABLE FROM HELIONETICS:

                  At December 31, 1994, the Company had a noninterest bearing receivable of $498. During 1995, the Company had paid certain state and local taxes on behalf of Helionetics, as well as certain other costs which, as of December 29, 1995, aggregated $1,098. On December 29, 1995, Helionetics tendered 2,600,000 of the Company's common shares in satisfaction of $1,000 in such advances and paid the Company the remaining balance of $98 (see Note 13C).

(7)      TRANSACTION WITH SELLER:

         (A)      DUE TO CONTRACTOR:

                  In connection with the acquisition described in Note 1, the Company assumed a joint venture subcontract agreement with a subsidiary of the Seller to provide services on a specific contract. At December 31, 1995, the Company had $1,264 due to contractor under this agreement. This liability was satisfied during 1996.

         (B)      RECEIVABLE FROM SELLER:

                  At December 31, 1996 and 1995, the Company had an aggregate receivable from the Seller for contract services provided in the ordinary course of business which amounted to $147 and $1,537, respectively. These amounts are included in accounts and retainage receivable in the accompanying consolidated balance sheet.

         (C)      MANAGEMENT FEES:

                  Fees from the Seller for the management of certain contracts not acquired total approximately $783, $2,795 and $7,197, and represented approximately 2%, 6% and 20% of consolidated revenues for the years ended December 31, 1996, 1995 and 1994, respectively.

         (D)      NOTE PAYABLE TO SELLER:

                  In connection with the acquisition, the Company issued a note of $2,314 (net of a discount of $86), payable in 24 equal monthly commencing in April 1994 and bearing interest beginning January 1, 1995. During 1994, such note was paid in full.

(8)               INCOME TAXES:

                  The components of income tax expense (benefit) are as follows:

                              1996                 1995                   1994
Current
  Federal                   $  -                   $335                   $459
  State and local              -                    233                    497
                            ------               ----------            -------
                               -                    568                    956
                            -------              ----------            --------
Deferred

  Federal                      (40)                 (40)                    -
  State and local              (32)                 (28)                    -
                           --------             ----------             --------
                               (72)                 (68)                    -

        Total                 $(72)                $500                   $956
                           =========            ==========             ========

A reconciliation of the statutory Federal income tax rate to the provision for income taxes is as follows:


                                      1996          1995                 1994

Statutory Federal income tax          (34)%         34%                  34%
rate (benefit)
Compensation expense not
deductible for                          -            -                    10
   income tax purposes

State and local taxes, net of
Federal tax  benefit                  (12)           13                   17
Other                                   5             -                    -

                                      (41)%          47%                  61%
                                     =====          ====                 =====


         The provision for income taxes for the years ended December 31, 1995 and 1994 represents the Federal, state and local income tax expense based on the assumption that separate income tax returns would be filed, and the KSW Division or the Company would not be included in Helionetics' consolidated tax returns.

         The details of deferred tax assets and liabilities are as follows:

         Deferred income tax asset:

                                                        1996             1995
                                                        ----             ----
           Property, plant and equipment                $135             $ -
           Allowance for doubtful accounts                68              140
           Net operating loss/credit carryforward
              and other                                   58               -
                                                         -----             ---
           Total deferred income tax assets              261              140
             Valuation allowance                          -                 -
                                                        ------            ---
                 Net deferred income tax asset           261             140

           Deferred income tax liabilities:
              Amortization of goodwill                   121              72

                Total net income tax asset              $140            $ 68
                                                       ======           ======

         At December 31, 1996, the long-term portion of the net deferred tax assets totalling $14 is included with other assets in the accompanying balance sheet.

         At the December 31, 1996, the Company has a net operating loss carryforward of approximately $78 expiring through 2012.

(9)      COMMITMENTS AND CONTINGENCIES:

         (A)    PERFORMANCE BONDS:

                The Company is contingently liable to a surety under a general indemnity agreement. The Company agrees to indemnify the surety for any payments made on contracts of suretyship, guaranty or indemnity. Management believes that all contingent liabilities will be satisfied by performance on the specific bonded contracts involved.

         (B)    OPERATING LEASES:

                The company is obligated under noncancelable operating leases, including a lease with its chief executive officer, for office space and transportation equipment with future rental payments at December 31, 1996 as follows:

Year ending                                 Amount
               ------------------------------------------------------------
December 31,   NONAFFILIATED             RELATED PARTY           TOTAL
   1997            $264                     $103                  $367
   1998              95                      103                   198

                   $359                     $206                  $565
                   ======                   ======               =======

                  Rent expense for the years ended December 31, 1996, 1995 and 1994 amounted to approximately $351, $345 and $339, respectively, including $103 to a related party in each year.

         (C)      EMPLOYMENT AGREEMENTS:

                  KSW Mechanical Services, Inc. has entered into employment agreements with two of its officers for the period January 1994 through December 1998. These agreements provide for aggregate base annual compensation of $775 increasing by $37 in 1995 and 1996 and by $50 in 1997 and 1998. The officers are also entitled to medical insurance, disability insurance, life insurance, club dues and bonuses, if, and when, declared by a two-thirds vote of the Company's Board of Directors.

         (D)      ENVIRONMENTAL REGULATION:

                  The Company must comply with certain Federal, state and local regulations involving contract compliance as well as the disposal of certain toxins. In management's opinion, there have been no violation of laws which could have a material adverse impact on the financial condition of the company.

                  Employees of the Company have occasion to work in the vicinity of hazardous materials, such as lead. The Company has purchased a $5,000 Contractor's Pollution insurance policy insuring against losses resulting from exposure to hazardous materials.

         (E)      CONSULTING AGREEMENTS:

                  The Company has entered into two agreements for independent advisory and consulting services. The term of the first agreement is from June 1994 through December 1997 with annual payments totalling $95. The second agreement was entered into on January 1, 1996 and expires in December 1998 with annual payments totalling $75. This agreement also provides the consultant with 15,000 options to purchase shares of the Company's common stock at $1.50 per share. The options were issued pursuant to the 1995 Stock Option Plan (see Note 13E).

                  During December 1996, under a Board of Directors Resolution, the Company approved the issuance of 85,000 shares of common stock of which 35,000 shares are to be issued to these consultants in lieu of cash payments with a fair market value of approximately $79. This transaction has been reflected in the Company's consolidated financial statements for the year ended December 31, 1996 (see Note 13D).

         (F)      HELIONETICS' LITIGATION:

                  Helionetics is defendant in a class action lawsuit seeking substantial damages allegedly resulting from the purported violation of Federal securities laws. KSW, Inc. is not a party to this action. The ultimate outcome of this action is not presently determinaable; however, in the opinion of management of KSW, Inc., the ultimate outcome of this action will not have a material adverse impact on the Company's consolidated financial statements.

                  The wife of the Chairman of the Board of Helionetics has irrevocably pledged 500,000 of the shares of stock she received in the Distribution to the Company as collateral for any payment of any claims by KSW, Inc. against Helionetics in connection with the December 28, 1995 distribution of KSW, Inc. stock by Helionetics, Inc.

(10)     CONCENTRATION RISKS:

         (A)      CREDIT RISK:

                  Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts and retainage receivables.

                  The Company maintains its cash and cash equivalents accounts at balances which exceed Federally insured limits for such accounts. The Company limits its credit risk by selecting financial institutions considered to be highly creditworthy. At December 31, 1996, such excess amounted to approximately $4,467.

                  Trade accounts and retainage receivables are due from government agencies, municipalities and private owners located in the New York metropolitan area. The Company does not require collateral in most cases, but may file statutory liens against the construction projects if a default in payment occurs.

         (B)      LABOR CONCENTRATIONS:

                  The Company's direct labor is supplied primarily by unions through collective bargaining agreements expiring primarily during June 1999. Although the Company's past experience was favorable with respect to resolving conflicting demands with these unions, it is always possible that a protracted conflict may occur which will impact the renewal of the collective bargaining agreements

         (C)      CONTRACT REVENUE/SIGNIFICANT CUSTOMER:

                  The Company earned approximately 53%, 16% and 12% of its contract revenue during the year ended December 31, 1996 from three customers. Accounts receivable and retainage receivable from these respective customers totaled approximately $13,037 as of December 31, 1996. Revenues from one contract accounted for 61% of consolidated revenues during 1995. A different contract accounted for 52% of consolidated revenues for 1994. Accounts receivable and retainage receivable from the respective contracts were $3,573 and $2,306 as of December 31, 1995 and 1994, respectively.

(11)     RETIREMENT PLANS:

         (A)      PROFIT-SHARING/401(K) PLAN:

                  The Company sponsors a profit-sharing/401(k) plan covering employees not covered under collective bargaining agreements who meet the age and length of service requirements of the plan. The Company may make discretionary contributions to the plan. The total of employee contributions may not exceed Federal government limits. The Company accrued approximately $51 as a discretionary contribution for the year ended December 31, 1996.

         (B)      MULTIEMPLOYER PENSION PLANS:

                  The Company has made contributions to multiemployer pension plans that cover its various union employees. These plans provide benefits based on union members' earnings and periods of coverage under the respective plans. It is not cost effective to accumulate information regarding the pension expense under these plans.

(12)     LINE OF CREDIT - BANK

        Effective July 1, 1996, the Company obtained an uncommitted line of credit with a bank, which provides borrowings of up to $2,500 with interest at the bank's prime lending rate plus 1% expiring May 31, 1997. The line requires the Company to meet certain financial covenants and ratios. At December 31, 1996, there are no outstanding borrowings on the line of credit.

(13)     COMMON STOCK:

         (A)      ISSUANCE OF COMMON STOCK:

                  In January 1994, the Company issued 780,000 shares of its common stock to two officers for no consideration. Prior to the Distribution discussed below, under the terms of a stockholders' agreement, if either officer received a bona fide offer from a third party to purchase all of such shares, Helionetics had an option to purchase the shares at a price equal to 25% of the Tangible Book Value (as defined) of such shares. The Company determined the value of the shares to be $607 based on the purchase price paid by Helionetics and a discount for minority ownership. Such amount has been recorded as compensation expense for the year ended December 31, 1994.

                  In 1994, Helionetics contributed $2,000 in cash to the Company as reflected in the accompany consolidated statement of stockholders' equity.

                  On January 31, 1996, the Company sold 300,000 shares of its common stock for $1.50 per share to an investment banking firm and its managing partner. (See
                   Note 13C)

         (B)      REPURCHASE OF COMMON STOCK:

                  During April 1996, the Company purchased 42,022 shares of its common stock as a result of a tender offer to shareholders whom held under 50 shares of stock. These shares were purchased at a cost of $3 per share.

         (C)      THE DISTRIBUTION:

                  Effective December 29, 1995, the Company filed a Registration Statement on Form 10 with the Securities and Exchange Commission, under the provisions of the Securities and Exchange Act of 1934, as amended, for the purpose of distributing up to 4,189,900 shares of common stock (the "Distribution"). The Distribution was to the shareholders of record as of December 4, 1995 of Helionetics at a rate of one share of the Company's common stock for every twelve shares of Helionetics stock held. The purpose of the Distribution was to separate the Company from Helionetics and to enable the Company to gain independent access to equity markets to fund future operations. Subsequent to the Distribution, Helionetics has no ownership interest in the Company. Neither Helionetics nor the Company received any cash or other proceeds upon execution of the Distribution. There are no material pro forma adjustments necessary to the accompanying statements of operations as a result of the Distribution because the Company was operated as an autonomous entity for all periods presented.

                  In connection with the Distribution, the following occurred:

                           . The Board of Directors of the Company approved a 7,800-for 1 stock split of issued and outstanding common shares, increased its authorized shares to 25,000,000 and authorized the issuance of 1,000,000 shares of preferred stock.

                           . The Company declared and paid a cash dividend of $550 to shareholders of record on December 4, 1995.

                           . The Company acquired and retired 2,600,000 shares of its common stock from Helionetics in exchange for forgiveness by the Company of $1,000 due from Helionetics.

                           . The Board of Directors of the Company adopted the 1995 Stock Option Plan (the
                                    Plan). The Plan enabled the Company to offer an incentive-based compensation system to its employees, officers, directors and consultants.

                           . Bonuses totaling $375 for two officers of the Company were accrued at December 31, 1995.

                           . Immediately following the Distribution, the Company issued and sold a total of 300,000 shares of common stock for $1.50 per share to an investment banking firm and its managing partner during 1996. (See Note
                                    13A)

                           . Pursuant to the Distribution Agreement, Helionetics agreed to the following: (i) payment of $98 to the Company in repayment for sums previously advanced by KSW, Inc. to a Helionetics consultant; (ii) transfer 128,700 and 101,400 shares of the Company's common stock in satisfaction of agreements; and (iii) Helionetics documented the account receivable due and owing from AIM Energy, Inc. (AIM) with respect to advances from the Company to AIM in the form of a note receivable for $50. The note will be payable upon receipt by Helionetics or AIM of cash as a result of any transaction involving AIM.

         (D) ISSUANCE OF COMMON STOCK - EXECUTIVES AND CONSULTANTS:

                  On December 20, 1996, under a Board of Directors Resolution, the Company was authorized to issue 35,000 shares of stock to two consultants in lieu of cash payments (see Note 9(E)) and 50,000 shares to executives as year end bonuses. The consolidated financial statements reflect the effect of 85,000 shares to be issued per this resolution. The fair market value of these shares at December 31, 1996 was approximately $ 191.

         (E)      STOCK OPTION PLAN:

                  The Board of Directors of the Company adopted the 1995 Stock Option Plan (the Plan). The Plan enabled the Company to offer an incentive-based compensation system to its employees, officers, directors and consultants.

                  A total of 750,000 shares were authorized for issuance under the Plan. Options to purchase 610,000 shares at $1.50 per share were issued (of which, 535,000 shares were issued to officers and directors of the Company and its subsidiary). The Plan requires that the exercise price of options be set at not less than the fair market value of the common stock on the date of grants. In the case of the initial options, the price of $1.50 was determined to be in excess of the fair market value in light of the contingencies facing the Company prior to completion of this Distribution. Options awarded vest one-third on each anniversary of the date of grant and are fully vested three years after grant and expire ten years from the date of the grant. Additional credit towards vesting is given in the event of death (six months) or disability (three months). Any shares which are subject to an award but are not used because the terms and conditions of the award are not met, or any shares which are used by participants to pay all or part of the purchase price of any option may again be used for awards under the Plan. The Plan provides that no shares may be issued to officers or directors in excess of the 750,000 shares originally planned to be authorized unless the Company's shareholders approve an increase in the number of shares which may be used for that purpose.

                  Holders of shares issued pursuant to the Plan are entitled to registration of such shares annually, subject to restrictions in any underwriting agreement.

                  During 1996, no options under the Plan were granted or exercised.

                  The Corporation has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date consistent with the provisions of SFAS No. 123, the Corporation's net loss and net loss per common share would have been increased to the pro forma amounts indicated below:

                                                                      1995

Net income - as reported                                           $    571
Net income - pro forma                                             $    386
Net income per common share - as reported                          $    .07
Net income per common share - pro forma                            $    .05

                  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996: dividend yield of 0.%; expected volatility of 0.3720%; risk-free interest rate of 7.68%; and expected lives of 6 years.

         (F)      PRO FORMA NET INCOME PER SHARE:

                  Pro forma net income per share after giving effect to the 2,600,000 shares acquired by the Company for the note receivable, and the effects of changing the estimated periods to be benefited for goodwill from 15 years in 1994 to 30 years in 1995 is as follows:

                                               1995                    1994

Weighted average common shares               7,785,754               7,800,000
Shares acquired from Helionetics            (2,600,000)             (2,600,000)
                                            -----------             -----------

Pro forma weighted average                   5,185,754               5,200,000
common shares                                ==========              ==========

Net income as reported                       $      571             $       606
                                             ==========             ===========

                            KSW, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                        (IN THOUSANDS, EXCEPT SHARE DATA)
                                -----------------


                            KSW, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONCLUDED)

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                    (in thousands, except share and per share data)


         (F) PRO FORMA NET INCOME PER SHARE - CONT'D:

                                                 1995                 1994

Pro forma net income per share                  $  0.11              $  0.12
                                               ----------           ----------

Net income as reported                                               $   606
Pro forma weighted average                                               174
common shares                                                        ---------

Pro forma net income                                                $     780
                                                                    =========

Pro forma net income                                                $    0.15
                                                                    ----------


(14)     RECLASSIFICATIONS:

         Certain amounts in the 1995 and 1994 consolidated financial statements have been reclassified for comparative purposes to conform with the 1996 presentation. These reclassifications did not affect net income or working capital, as previously reported.